Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

LEHIGH GAS PARTNERS LP

Pursuant to the provisions of Section 17-202 of the Delaware Revised Uniform Limited Partnership Act, the undersigned general partner of Lehigh Gas Partners LP (the “Partnership”) desires to amend the certificate of limited partnership the Partnership filed with the Secretary of State of Delaware on December 2, 2011, and for that purpose submits the following certificate of amendment:

1.	The name of the limited partnership is Lehigh Gas Partners LP.

2. The certificate of limited partnership is hereby amending and restating Articles 1 and 3 thereof:

Article I

The name of the limited partnership formed hereby is CrossAmerica Partners LP.

Article III

The name and mailing address of the general partner of the Partnership is:

Name	Mailing Address

CrossAmerica GP LLC	645 W. Hamilton St., Suite 500
Allentown, PA 18101

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the sole general partner of the Partnership, has duly exercised this Certificate of Amendment on this 1st day of October, 2014.

CrossAmerica GP LLC,
the General Partner of Lehigh Gas Partners LP

/s/ Gérard J. Sonnier
Gérard J. Sonnier
Corporate Secretary